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Exhibit 10.10

August 16, 2003

Mr. Darl McBride
President & CEO
The SCO Group
355 South 520 West
Lindon, Utah 84042

Dear Darl:

        This letter shall serve as the second amendment and clarification to our engagement letter dated August 16, 2002, as amended in a letter dated February 16, 2003 (hereinafter, the "Engagement Letter").

        I am pleased to confirm in this letter that SCO and Morgan Keegan have mutually agreed to extend our Engagement Letter in accordance with the terms provided below.

1.
SCO and Morgan Keegan mutually agree to extend the date of the Engagement Letter to August 16, 2004, on a non-exclusive basis. SCO requires that Kimble Jenkins continue to serve as the primary banker in connection with the SCO engagement.

2.
In the event SCO decides to engage a second investment bank to assist with a financing event, then the Contingent Placement Fees payable to Morgan Keegan provided in Section 1(b) shall be reduced by 67% of the otherwise applicable fee (i.e., 2% for equity financings, 1.0% for mezzanine financing and 0.33% for debt financing). For clarification, if SCO does not engage a second firm, then 100% of the Contingent Placement Fee shall still apply. In the event that SCO does not engage a second full service investment bank, but instead engages the equivalent of a "finder," then the Contingent Placement Fee owed to Morgan Keegan shall be an amount equal to 6% minus the finder's fee, or 3%, whichever is greater. Further, SCO agrees to offer to Morgan Keegan the opportunity to be involved in all financing transactions that may take place during the term of this engagement, however, in the event that Morgan Keegan chooses to not be involved in a financing event, then no fees will be payable to Morgan Keegan for that event.

3.
SCO and Morgan Keegan agree that all substantial SCOsource agreements entered into by SCO during the term of the engagement will fall under Section 1(b) of our Engagement Letter. It is understood that the nature of these deals may vary, and therefore depending on the structure of each SCOsource agreement, the Contingent Placement Fee will also vary. For agreements that generate higher margin revenue for SCO such as licensing deals or customer access-related deals, then the Contingent Placement Fee shall equal 3%. For agreements that generate lower margin revenue for SCO such as co-marketing/sales or co-development agreements, then the Contingent Placement Fee shall equal 1%. It is understood that no Contingent Placement Fee will be owed to Morgan Keegan in connection with any licensing agreements for which Morgan Keegan did not provide assistance.

4.
SCO and Morgan Keegan reaffirm the merger and acquisition provisions of the Engagement Letter including the applicability of Section 1(c) regarding the payment of a Transaction Fee equal to 2% in the event of a sale, acquisition, or sale of all or a substantial portion of the assets of SCO. In the event of a settlement with IBM during the term of this engagement, SCO agrees to pay Morgan Keegan a Transaction Fee equal to 2% of the aggregate proceeds from such settlement.

        For clarification, although a second firm may assist SCO in connection with an M&A transaction, such participation will not serve to reduce Morgan Keegan's fee hereunder. Further, SCO agrees to offer to Morgan Keegan the opportunity to be involved in all M&A transactions that may take place during the term of this engagement, however, in the event that Morgan Keegan chooses to not be involved in an M&A transaction, then no fees will be payable to Morgan Keegan for that transaction.

5.
SCO and Morgan Keegan agree that the minimum payments of $250,000 provided in Sections 1(c) and 1(d) no longer apply. Further, that upon payment of the Contingent Placement Fee owed to Morgan Keegan in connection with the recent Microsoft agreement and deduction from that fee of the Warrant Credit, that the Warrant Credit will be deemed to be paid in full.

        Except as otherwise provided above, the Engagement Letter remains unamended in full force and effect.

Very truly yours,
MORGAN KEEGAN & CO., INC.
By:	/s/ KIMBLE L. JENKINS
Name:	Kimble L. Jenkins
Title:	Managing Director

Agreed and Accepted:

CALDERA, INC., dba The SCO Group

By:	/s/ ROBERT K. BENCH
Name:	Robert K. Bench
Title:	Chief Financial Officer

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  Exhibit 10.10